September 13, 2013

Board of Directors

Black Raven Energy, Inc.

1331 17th Street, Suite 350

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as special tax counsel to Black Raven Energy, Inc., a Nevada corporation (“BRE”), in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated July 23, 2013 (the “Merger Agreement”), by and among EnerJex Resources, Inc., a Nevada corporation (“EJX”), BRE Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of EJX (“Merger Sub”), and BRE. The Merger Agreement provides for the merger of Merger Sub with and into BRE, with BRE surviving the Merger as a wholly owned subsidiary of EJX. This opinion is being delivered in connection with the filing by EJX of its registration statement on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”) relating to the shares of its common stock to be issued in the Merger and to which this opinion is an exhibit. Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.

We have examined the Merger Agreement, the Registration Statement, and the certificates and representation letters of BRE, EJX and Merger Sub delivered to us for purposes of this opinion (collectively the “Representation Letters”). In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements contained in the Representation Letters. In giving the opinions set forth herein we have also assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as certified or photostatic copies conform to the original documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) all natural persons who executed any of the documents that were reviewed or relied on by us had legal capacity at the time of such execution and (v) all public records reviewed by us or on our behalf are accurate and complete. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering our opinions, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement, each as amended or supplemented through the date hereof, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by BRE, EJX and Merger Sub in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) the Merger will be effected as a statutory merger under Nevada law, (v) the Merger will be reported by BRE, EJX and Merger Sub on their respective United States federal income tax returns in a manner consistent with the opinion set forth below, and (vi) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of BRE, EJX and Merger Sub or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we hereby confirm that the discussion contained in the Registration Statement under the caption “Material Federal Income Tax Consequences of the Merger” constitutes our opinion of the material United States federal income tax consequences of the matters described therein.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal income taxation. We do not express any opinion herein concerning any law other than the federal law of the United States. This opinion is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to any stockholders of BRE, EJX or Merger Sub subject to special treatment under United States federal income tax law (i.e., who are not “U.S. holders” as defined in the Registration Statement).

We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm name therein. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

Levine Garfinkel & Eckersley

By:	/s/ Levine Garfinkel & Eckersley
Principal